Exhibit 10.3

FIRST AMENDMENT

TO

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

                THIS FIRST AMENDMENT TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (this “First Amendment”) by and between Standard Parking Corporation (formerly known as APCOA/Standard Parking, Inc., and hereinafter referred to as the “Company”) and John Ricchiuto (the “Executive”) dated as of April 1, 2005.

RECITALS

                A.            The Company and the Executive are parties to an Amended and Restated Executive Employment Agreement dated December 1, 2002 (the “Amended and Restated Agreement”).

                B.            The Company and Executive desire to amend certain terms of the Amended and Restated Agreement as hereinafter set forth.

                NOW, THEREFORE, the Employment Agreement is hereby amended in the following respects:

1.             The second line of subparagraph (f) of paragraph 6 is hereby amended by deleting the words “eighteen (18) months” and substituting in lieu thereof the words “twenty-four (24) months”.

2.             Subparagraph (g) of paragraph 6 of the Amended and Restated Agreement is hereby amended by deleting the entire subparagraph and substituting the following subparagraph in lieu thereof:

“(g)         Salary Continuation Payments.         As additional consideration for the representation and restrictions contained in this paragraph 6, the Company agrees to pay Executive if Executive’s termination occurs for any reason other than Cause or due to Executive’s termination pursuant to paragraph 5(d) (“Voluntary Termination”), an amount equal to the Executive’s annual salary for up to twenty-four (24) months (the “Salary Continuation Payments”) following the Date of Termination, payable in equal monthly or more frequent installments in accordance with the Company’s normal payroll practices then in effect.  In the event of a Voluntary Termination, the Salary Continuation Payments shall be reduced to an amount equal to $50,000, payable over a 12-month period following the Date of Termination in equal monthly installments.  In the event Executive breaches this Agreement at any time during the 24-month period following the Date of Termination, the Company’s obligation to continue any Salary Continuation Payments shall immediately cease and Executive agrees to return to Company all Salary Continuation Payments paid up to that time.  The termination of Salary Continuation Payments shall not waive any other rights at law or equity which the Company may have against Executive by virtue of his breach of this Agreement. The Company’s obligation to make Severance Payments shall also cease with respect to periods after Executive’s death.”

3.             Except as specifically amended by this First Amendment, the Amended and Restated Agreement shall remain unchanged and in full force and effect.

                IN WITNESS WHEREOF, Executive and the Company have executed this First Amendment as of the day and year first above written.

Standard Parking Corporation

By:	/s/ James A. Wilhelm
James A. Wilhelm
President & Chief Executive Officer

Executive:

/s/ John Ricchiuto
John Ricchiuto